Exhibit 99.1

Autonomix Showcases Compelling PoC Study Clinical Data Showing Rapid and Durable Pain Relief Across All Disease Stages of Pancreatic Cancer at the 2026 ASCO Gastrointestinal (GI) Cancers Symposium

New subgroup analysis shows consistent, clinically meaningful pain reduction observed from Stage 2 through Stage 4 disease, including late-stage patients with otherwise limited treatment options

THE WOODLANDS, TX, January 9, 2026 — Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company dedicated to advancing precision nerve-targeted treatments, today announced new subgroup clinical data from its PoC study presented at the 2026 ASCO Gastrointestinal (GI) Cancers Symposium demonstrating rapid, durable and meaningful pain relief in pancreatic cancer patients across all disease stages. The analysis expands upon previously reported data from the Company’s ongoing clinical evaluation and examines outcomes by pancreatic cancer stage in patients treated for severe pancreatic cancer-related pain.

The post hoc subgroup analysis expands upon previously reported findings from the Company’s ongoing Proof-of-Concept 1 (PoC 1) study, evaluating pancreatic cancer patients with severe baseline pain treated using a transvascular RF denervation platform. The analysis stratified outcomes by cancer stage, ranging from Stage 2 through Stage 4¹, and revealed consistent pain reduction regardless of disease severity.

Key Findings: Pain Relief Observed Across All Stages of Pancreatic Cancer

●	Rapid onset effect: Responding patients demonstrated a marked reduction in average pain within 24 hours following the procedure.
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Early clinical impact: At 7-days post-procedure, 93.75% of responding patients (N=16) improved from severe pain to mild or moderate pain, with several achieving near-elimination levels of pain with a score of 1 or 0 on the VAS scale.

●	Sustained benefit: At 4–6-weeks post-procedure, approximately two-thirds of responding patients (N=9) maintained pain at mild or elimination levels.
●	Durability through 3 months: At 3-months post-procedure, no responding patients (N=6) reported severe pain, and 50% maintained mild or eliminated pain levels.
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Late-stage disease: Even among late-stage (Stage 4) cancer patients, meaningful improvement was observed. Several individuals with terminal disease reported a transition from severe to mild or moderate pain, at times even reporting near-elimination levels of pain relief. While disease progression limited longer-term follow-up in some cases, most reported substantial early improvement, underscoring the therapy’s potential palliative impact in advanced pancreatic cancer.

“Pancreatic cancer pain remains one of the most debilitating and undertreated aspects of oncology care,” commented Brad Hauser, President and Chief Executive Officer of Autonomix Medical. “Seeing patients move from severe pain to mild or near-elimination levels of pain, even in the most advanced stages of pancreatic cancer, is extraordinarily encouraging. These findings reinforce our belief that a targeted, nerve-based approach has the potential to provide meaningful relief when traditional pharmacologic and interventional options fall short.”

The subgroup findings were presented as part of Autonomix’s poster entitled “Pain mitigation in pancreatic adenocarcinoma: A long-term analysis of denervation via transvascular RF energy-based ablation”, during Poster Session B at ASCO GI 2026.

Additional details of the poster presentation:

Abstract Number: 693

Presenter: Robert S. Schwartz, MD, Chief Medical Officer of Autonomix Medical, Inc.
Session Title: Poster Session B: Cancers of the Pancreas, Small Bowel, and Hepatobiliary Tract

1. The dataset includes three patients with pancreatic cancer stage recorded as unknown.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class platform system technology includes a catheter-based microchip sensing array that may have the ability to detect and differentiate neural signals with greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing this technology for the treatment of pain, with initial trials focused on pancreatic cancer, a condition that causes debilitating pain and is without a reliable solution. Our technology constitutes a platform to address dozens of potential indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum. Our technology is investigational and has not yet been cleared for marketing in the United States.

For more information, visit autonomix.com and connect with the Company on X, LinkedIn, Instagram and Facebook.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Forward-looking statements in this press release include expectations regarding the potential effectiveness and clinical benefits of Autonomix's nerve-targeted treatments for pancreatic cancer pain and other conditions.

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on May 29, 2025, and from time to time, our other filings with the SEC. Forward-looking statements speak only as of the date of this press release and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

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